UNITED  STATES  SECURITIES  AND  EXCHANGE          OMB  APPROVAL
COMMISSION                               OMB  NUMBER:  3235-0104
WASHINGTON,  DC  20549              EXPIRES:  JANUARY  31,  2005

                                     FORM 3

                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

                Filed Pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
              Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


1.  Name  and  Address  of  Reporting  Person

Thachuk,  E.  Del
-----------------
(Last)      (First)     (Middle)

34  -  3387  King  George  Highway
----------------------------------
(Street)

Surrey,  British  Columbia,  Canada,  V4P  1B7
----------------------------------------------
(City)        (State)     (Zip)


2.  Date  of  Event  requiring  Statement  (Month/Day/Year)

January  11,  1999

3.  IRS  or  Social  Security  Number  of  Reporting  Person  (Voluntary)


4.  Issuer  Name  and  Ticker  or  Trading  Symbol

STANDARD  CAPITAL  CORPORATION
No  Ticker  or  Trading  Symbol

5.  Relationship  of  Reporting  Person  to  Issuer

   [  X  ]      Director                    [     ]    10% Owner
   [  X  ]      Officer (give title below)  [     ]     Other (specify below)

                              PRESIDENT
                              ---------

6.  If  Amendment,  Date  of  Original  (Month/Year)

7.  Individual  or  Joint/Group  Filing  (Check  Applicable  Line)

   X     Form  filed  by  One  Reporting  Person
----
         Form  filed  by  more  than  One  Reporting  Person


              TABLE I -Non-Derivative Securities Beneficially Owned





                 2.  Amount of.      3.  Ownership Form:   4.  Nature of Indirect
1.  Title of . .    Securities           Direct (D) or         Beneficial
Security . . . .  Beneficially Owned     Indirect (I)          Ownership
(Instr. 4) . . .  (Instr. 4)             (Instr. 5)            (Instr. 5)

Common              100,000                 D                     N/A






               Table II - Derivative Securities Beneficially Owned (eg. Puts, calls, warrants, options, convertible securities)






                                                                                          5.  Ownership
                           2.  Date .                                                           Form of
                           Exercisable and.                                   4. Coversion     Derivative     6.  Nature of
1.  Title of . . . . . .  Expiration Date             3.  Title and Amount      or Exercise    Securities         Indirect
 Derivative. . . . . . .  (Month/Day/Year)             Underlying Derivate      Price          Direct(D) or      Beneficial
                          --------------------------
   Security. . . . . . .  Date           Expiration       Security              or Derivative   Indirect (I)      Ownership
  (Instr. 4) . . . . . .  Exercisable    Date            (Instr. 4)              Security      (Instr. 5)         (Instr. 5)

Common . . . . . . . .             .  N/A                N/A                    N/A                N/A               N/A





Explanation  of  Responses:

                                  /s/  "Del  Thachuk"         September 10, 2002
                            -------------------------         ------------------
          **  Signature  of  Reporting  Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.